Exhibit 14.1

ACCURIDE CORPORATION

CODE OF CONDUCT - 2005

PREFACE

ACCURIDE CORPORATION and its subsidiaries (“Accuride” or the “Company”) are committed to conducting its business in conformance with the highest ethical standards and in compliance with all relevant legal and regulatory requirements.  Every Accuride employee, officer and director has an obligation to ensure that his or her personal conduct complies with the Code of Conduct.  Each employee, officer and director also has an obligation to ensure that employees abide by the Code of Conduct and to report known or suspected Code of Conduct violations.

The importance of complying with the Code of Conduct and legal and regulatory requirements cannot be over-emphasized.  Compliance is a priority to Accuride.  The commitment of all employees, officers and directors to the standards and principals reflected in the Code of Conduct is needed to ensure that the reputation of Accuride continues to be one of its most valuable business assets.

“Our business dealings will be based on integrity.  We require our employees and those they deal with to act honestly, with respect for others, and in accordance with all laws and prudent business practices.”  (Accuride Value Statement)

Accuride’s integrity and business reputation are two of its most important assets.  This Code of Conduct embodies this philosophy.  There are no circumstances in which straying from the Code of Conduct will benefit our Company.

ACCURIDE VISION

Our vision is to become the most valued component sourcing solution for the commercial vehicle industry worldwide.

Utilizing our core competencies and competitive strengths, we will expand into new markets, products and geographies where we can create increased value for existing and prospective customers.

We will measure our success through vehicle content of our branded products.

ACCURIDE MISSION

Our mission is to provide exceptional value to our customers and stakeholders.

This will be accomplished through an organizational culture focused on: safety, satisfied customers, quality, integrity, continual improvement, employee involvement and development, communication, innovation, technology, speed and results.

ACCURIDE VALUES

•      Safety is first and foremost.  The discipline created by a relentless focus on safe work practices and conditions creates an organizational mindset for success in all regards.

•      Satisfied customers are the foundation of our business. We will work closely with our customers to ensure their satisfaction and our mutual success.

•      Quality is the key to a strong, sustainable industry reputation.  We expect all employees to know how they can and must positively impact quality and then methodically and consistently do so.

•      Our business dealings will be based on integrity.  We require our employees and those they deal with to act honestly, with respect for others, and in accordance with all laws and prudent business practices.

•      To maintain our leadership position within the market, we will strive for continual improvement in all that we do.

•      Our employees are our most valuable asset.  Their impact sets us apart from our competition.  Our work environment will foster employee involvement and development.  All employees in the organization must work hard at creating an environment that promotes cooperation and collaboration.

•      We will endlessly strive to eliminate communication barriers that restrict performance and ensure that everyone has the knowledge, information and tools to be successful in his/her job.

•      We encourage innovation in order to identify and capture improvement opportunities.  Prudent risk effectively managed can enhance our business.

•      As an industry leader, we will actively seek and develop new technology to create breakthrough improvements and opportunities in our products and manufacturing processes.

•      We recognize speed as an essential factor in enhancing our performance.  An unwavering commitment to urgency and personal accountability will drive what we do.

•      Results will be the measure of our efforts.  Performance will be driven by cascading, inter-locking goals with supporting metrics.  We will be reasonably aggressive in what we promise and we will deliver on our commitments.

QUICK REFERENCE POLICY SUMMARIES

The following descriptions provide a brief summary of each business policy in the Code of Conduct and a general overview of its contents.  These summaries are intended only to serve as a convenient reference, not to cover all the details of each policy.  For more complete information, refer to the policy statements beginning on page 5.

Policy On Antitrust Compliance

It is the policy of Accuride to comply with the antitrust laws of the United States and with the laws regulating competitive practices in all other locations where we do business.  This policy identifies and discusses how employees can avoid illegal and unethical interactions with customers, suppliers, and/or competitors in situations involving unlawful agreements, discriminatory, and predatory pricing, reciprocity, etc.

Policy On Freedom From Discrimination, Harassment, And Other Abusive Situations

It is the policy of Accuride to provide equal employment opportunity for all employees based solely on the qualifications of each individual.  This policy describes and prohibits any form of discrimination, harassment, or retaliation based on race, color, religion, age, sex, national origin, veteran status, or disability.  The policy emphasizes that all such discrimination is unacceptable in the workplace.

Policy On Environment, Health, And Safety

It is the policy of Accuride to establish and maintain a safe and healthy workplace and to protect the environment.  This policy covers the responsibility of management and employees to assure compliance with all environmental laws and to provide a hazard-free workplace by using appropriate processes, practices and methods, and by providing timely education and training.

Policy On Freedom From Conflicting Interests

It is the policy of Accuride to prevent situations in which an employee’s interests are in conflict with those of the Company.  This policy explains the responsibility of employees and their family members to avoid any action that may interfere with the employee’s primary duty to serve the Company at all times.

Policy To Conduct Business Legally And Ethically And To Maintain Accurate And Meaningful Financial Records

It is the policy of Accuride to conduct its business both ethically and legally and to present its financial information in a manner that will not mislead or misinform those who receive and use it.  This policy proscribes improper use of Corporate funds to gain favorable treatment by regulatory authorities, and describes the requirements for maintaining and reporting financial information.

Policy On Insider Trading

It is the policy of Accuride to comply with insider trading and other securities laws.  This policy discusses that employee are prohibited from trading Accuride securities or recommending that others buy or sell Accuride securities while the employees are in possession of material, nonpublic information about Accuride.

Policy On The Protection and Use of Company Assets

It is the policy of Accuride to ensure the protection and proper use of the Company’s assets.  This policy covers the protection of property from theft, damage or inadvertent access and the use of Company property for legitimate business purposes.  This policy explains that Company property includes written communications, including emails, and voicemails.

Policy On Political Contributions And Public Service

It is the policy of Accuride to encourage employees to be actively involved in the civic affairs of the communities in which they live.  This policy discusses restrictions on political contributions and provides guidance for individuals who speak on behalf of the Company.

Policy On Foreign Corrupt Practices Act

It is the policy of Accuride to conduct operations and activities outside the United States in complete compliance with the letter and spirit of the Foreign Corrupt Practices Act.  This policy discusses that no Company officer, employee, or agent shall offer payments to a foreign official to induce that official to affect any government act or decision in a manner that will assist the Company to obtain or retain business.

POLICY ON ANTITRUST COMPLIANCE

It is the policy of Accuride to comply with antitrust laws of the United States, and with the laws regulating competitive practices in all other locations where we do business.

Impermissible Agreements

United States antitrust laws forbid, among other things, agreements that restrain trade or unduly limit competition.  The following actions constitute clear violations:

Agreements with Competitors:

•      To agree with one or more of our competitors to fix prices, toll or service charges, whether at existing levels, higher levels, or lower levels.

•      To agree with one or more of our competitors on what to bid, i.e., any form of bid rigging.

•      To agree with one or more of our competitors to fix other terms and conditions of sale, such as credit terms, quantity discounts, freight, packaging, etc.

•      To agree with one or more of our competitors on allocation of customers or markets, whether geographically or otherwise.

•      To agree with one or more of our competitors to fix levels of production or production quotas.

Agreements with Customers:

•      To obtain the agreement of any customer (i.e., any entity who purchases from the Company) to fix resale prices, or other terms and conditions of resale.

The following actions may be considered in violation of the antitrust laws, depending on the circumstances in which they occur.  Employees should seek the advice of legal counsel before taking any of the following actions:

•      To agree with our competitors or customers not to deal with any other person, whether that person is a supplier or customer, i.e., a group boycott.

•      To obtain the agreement of any customer that it will not resell to a particular person or class or in a particular area or territory.

•      To force any customer to buy a product as a condition of buying another product (i.e., a tie-in sale); to obtain the agreement of the customer that it will buy all of its product requirements from the Company; or to refuse to sell a product to any customer unless it buys another product or all of its product requirements from the Company.

•      To purchase goods or services from a supplier on the condition that it will purchase other goods or services from Accuride, i.e., a reciprocal agreement.

Evidence of Agreements with Competitors or Customers

Employees should know that even though they clearly understand and follow these antitrust guidelines, actions taken in good faith, with no intent to violate the law, may nevertheless be construed to be violations.  Findings of illegal agreements have been based on circumstantial evidence in some situations.  Even innocent facts may suggest an illegal conspiracy to a judge or jury.

The following two rules of thumb should be followed in everyday business situations:

1.     Do not discuss prices, costs, or customers with a competitor.

2.     Do not pressure a customer on its resale prices and do not discuss another customer’s resale prices with a customer.

Employees should avoid not only any action that may violate the antitrust laws, but also any action that may give the appearance of doing so.

POLICY ON FREEDOM FROM DISCRIMINATION, HARASSMENT,
AND OTHER ABUSIVE SITUATIONS

It is the policy of Accuride to provide equal employment opportunity for all employees based solely on the basis of the qualifications of each individual.

Accuride is also committed to providing its employees with a work environment that is safe and free from discrimination.  This includes freedom from all forms of harassment based upon race, color, religion, age, sex, sexual preference, national origin, veteran status, or disability.  Discrimination against or harassment of employees is prohibited and may result in disciplinary action up to and including termination of employment.

No manager or supervisor may threaten or suggest, either explicitly or implicitly, that an employee’s submission to or rejection of sexual advances or requests for sexual favors will either enhance or adversely affect the employee’s employment, evaluation, compensation, advancement, assigned duties, or any other terms or conditions of employment.

Certain other actions occurring in the workplace also are prohibited, whether committed by managers, supervisors, or non-supervisory personnel.  These include derogatory, degrading, or demeaning words, gestures, actions, or similar types of conduct concerning an employee’s race, color, religion, age, sex, national origin, veteran status, or disability.  Other prohibited actions include unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature.

No manager or supervisor will request a loan from any subordinate or any other favor of significant value.

Employees who believe they have been subjected to discrimination or harassment should promptly report the conduct to their supervisor, on-site Ethics Officer, Human Resources Manager, or through the Ethics Helpline (www.MySafeWorkplace.com).  A thorough investigation will be conducted.  If the investigation confirms the allegations, prompt corrective action will be taken.  Regardless of the outcome of the investigation, the employee making the complaint will be informed of its results.  If the investigation indicates there is no merit to the complaint or no action is required, and if the employee requests in writing a review of the decision, the matter will be reviewed by the senior manager at the location.  No reprisal will be taken against an employee as a result of a complaint made responsibly and in good faith.

ENVIRONMENTAL HEALTH AND SAFETY POLICY

The protection of the environment and the health and safety of our employees, customers, suppliers, and the communities in which we work, are among Accuride’s most critical concerns.

We will provide a safe and healthful workplace, protect the environment and ensure that pertinent environmental, health and safety issues are incorporated in the planning and execution of the Company’s business.  We will conduct our business in compliance with Company and all other applicable environment, health and safety (EHS) regulations.

Compliance with this Policy is the responsibility of every Accuride employee.

POLICY ON FREEDOM FROM CONFLICTING INTERESTS

Each Accuride employee has a duty to be free at all times from any influence that might conflict or that appears to conflict with the interests of the Company, or that might deprive the Company of the undivided loyalty of the employee in business dealings.  To this end, an employee should not become involved in any situation that may create a personal interest in the situation, or place the employee under an obligation that may interfere with his or her primary duty to serve the Company at all times to the best of his or her ability.  Employees who should be especially mindful of this duty include all who may:

•      have authority to purchase or sell property, goods or services on behalf of the Company;

•      recommend or influence decisions with respect to purchases or sales; or

•      have knowledge of or access to the Company’s confidential information, processes, or activities.

It is impossible to present an exhaustive list of actions that might give rise to a conflict of interest or the appearance of a conflict of interest.  The following guidelines should help to indicate areas where conflicts of interest could most likely arise.

1.             Bribes, Kickbacks, and Other Payments

An employee will not offer or pay any bribe, kickback, or illegal gratuity or payment, directly or indirectly, to any person, organization, or governmental representative.  An employee will not accept any bribe, kickback, or other payment or illegal gratuity directly or indirectly, from any person, organization or governmental representative.  All transactions must be recorded in the Company’s books of account.

2.             Financial Interests in Suppliers, Customers, or Competitors

A conflict of interest may exist where an employee or a close relative of an employee has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Company as a supplier, contractor, purchaser, or distributor of the Company’s products, or is a competitor of the Company.  The term “close relative” means your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.  The term “financial interest” means any interest, direct or indirect, in the financial success or failure of an enterprise, regardless of the nature of that interest or the manner of its acquisition.  It includes, for example, owning stock, being a partner, being a creditor, or any other arrangement in which an employee or a close relative of an employee has an interest in or claim on the assets or income of an enterprise.

A conflict of interest is unlikely, however, if the financial interest is insubstantial and consists solely of stocks or bonds listed on a national security exchange or customarily bought and sold in an over-the-counter market.  A financial interest may be considered “substantial” if it represents more than 1 percent of the common stock of the enterprise in which the investment is made or if it is a significant part of an employee’s assets.

3.             Transactions or Competition with the Company

A conflict of interest may exist where an employee or a close relative of an employee buys, sells or leases any kind of property, facilities, or equipment from or to, or in competition with, the Company.  A conflict may also exist where any close relative of an employee renders services to the Company other than as an employee, or where an employee seeks to direct Company purchases or sales to or through a close relative.

4.             Transactions with Persons Doing or Seeking to do Business with the Company or in Competition with the Company

A conflict of interest may exist where an employee or a close relative of an employee buys, sells or leases any kind of property, facilities, or equipment from or to any organization or individual who is doing or seeking to do business with the Company or is a competitor of the Company, or where he or she accepts commissions, a share in profits, or compensation in any form from any such organization or individual.

5.             Rendering of Services to Other Organizations or Individuals

A conflict of interest may exist where an employee, without consent of the Senior Vice President of Human Resources and Senior Vice President and General Counsel, renders services to another organization or individual as an employee, agent, consultant, or director if the organization or individual is doing or seeking to do business with the Company or is a competitor of the Company, or if the outside employment interferes with the employee’s performance of duties for the Company.

6.             Gifts or Loans

An employee should not accept gifts or favors of significant value, borrow money or obtain guarantees of personal obligations (other than from an established banking or financial institution), directly or indirectly, from any organization or individual that is doing or is seeking to do business with the Company or is a competitor of the Company.  Any gift of significant value must be returned promptly to the donor with an appropriate explanation.  A gift to a close relative of an employee is also treated as a gift to the employee.

7.             Corporate Opportunities

An employee should not directly or indirectly take advantage of any business opportunity in his or her individual capacity that may be of interest to the Company without first obtaining written authorization from the President & CEO of the Company or his or her designee after full disclosure of the material facts.  No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company.  The fact that a particular business opportunity is closely related to an existing line of business of the Company, or represents a desirable avenue of expansion of the Company’s activities, is a strong indication that the Company would be interested in the opportunity.

8.             Confidential Information and Trade Secrets

Some of the Company’s most valuable assets include business concepts, trade secrets, trade names and trademarks, ideas, lists of leads or prospects, business and product plans,

information about our business methods, computer programs, customer information, and a host of other information the Company maintains in confidence.  Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers.  Employees must safeguard any business information that is proprietary or confidential to the Company.  Employees also are obligated to protect confidential information offered by any supplier or would-be supplier, including prices, terms and names of other sources of supply.  Except as may be specifically authorized by management pursuant to established policies and procedures [or when disclosure is legally mandated], employees are restricted from disclosing to any outside party any confidential business information they have acquired during their employment with Accuride. This obligation continues even after termination of employment.  Further, upon termination of their employment, employees may not copy or retain any documents or other materials containing any such confidential information or trade secrets.

9.             Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest.  If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor, an on-site Ethics Officer or an Ethics Committee Member.  Such person will work with you to determine whether you have a conflict of interest and, if so, how best to address it.  Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” below.

POLICY TO CONDUCT BUSINESS LEGALLY AND ETHICALLY AND TO
MAINTAIN ACCURATE AND MEANINGFUL FINANCIAL RECORDS AND REPORTS

It is the policy of Accuride to conduct its business both ethically and legally and to present its financial information, internally and externally, in a manner that will not mislead or misinform the user.  In accordance with this policy, but without limiting its generality, the following rules are to be applied:

1.     All employees should endeavor to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors.  Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

2.     Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company.  [These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets.]  You are expected to understand and comply with all laws, rules and regulations that apply to your job position.  If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor, an on-site Ethics Officer or an Ethics Committee Member.

3.     The use of Company funds or assets for any unlawful or unethical purpose is prohibited.

4.     The establishment of any undisclosed or unrecorded fund or asset is prohibited.

5.     The making of any false or misleading entry on the Company’s books or records is prohibited.

6.     The making of any payment or other disbursement to any third party for any purpose other than as stated on the voucher is prohibited.

7.     The written or oral distribution of any false or misleading financial information or report, whether internal or external, is prohibited.

8.     Accuride maintains pension and welfare programs that are subject to governmental statutes.  As a result, Accuride has an obligation to comply with these laws and all filings required by statute must be timely, accurate, and complete.

9.     In the course of its business, Accuride is required to file tax forms with the proper authorities in many jurisdictions.  Accuride policy is to ensure that each such filing is accurate, complete, and timely made.  Employees will not take any action to evade taxes payable by the Company.  In addition, employees will not aid or facilitate others, including Accuride employees, vendors, customers, or subcontractors, in misrepresenting or evading taxes of any kind.

As a public company we are subject to various securities laws, regulations and reporting obligations.  Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations.  Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.  All Corporate books, records, and accounts are to be kept in reasonable detail.  They must accurately and fairly reflect Corporate transactions and use of Corporate assets in a manner that will assist in the preparation of complete and accurate financial reports.

The Company’s principal financial officers and other employees working in the [Accounting Department] have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable.  These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.  In addition, each employee of the Company, including those without financial reporting or accounting responsibilities, is required to understand and comply with this policy as it relates to individual job duties.

POLICY ON INSIDER TRADING

Accuride employees are prohibited from trading in the stock or other securities of Accuride while in possession of material, nonpublic information about Accuride.  In addition, Accuride employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of Accuride on the basis of material, nonpublic information.  Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information.  Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by Accuride, up to and including termination of employment.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution.  Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities.  As a rule of thumb, any information that would affect the value of stock or other securities should be considered material.  Examples of information that is generally considered “material” include:

•      Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations;

•      Important new products or services;

•      Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•      Possible management changes or changes of control;

•      Pending or contemplated public or private sales of debt or equity securities;

•      Acquisition or loss of a significant customer or contract;

•      Significant write-offs;

•      Initiation or settlement of significant litigation; and

•      Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.

The laws against insider trading are specific and complex.  Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the Sr. Vice President and General Counsel.

POLICY ON THE PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

1.             Exercise reasonable care to prevent theft, damage or misuse of Company property.

2.             Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

3.             Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

4.             Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

5.             Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems.  Company property also includes all written communications.  Employees and other users of this property should have no expectation of privacy with respect to these communications and data.  To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication.  These communications may also be subject to disclosure to law enforcement or government officials.

POLICY ON POLITICAL CONTRIBUTIONS AND PUBLIC SERVICE

Accuride does not, directly or indirectly, make contributions or other payments or provide property or services to any candidate for public office or to any political party.  Any employee who makes a political contribution personally should ensure that he or she does not imply that it is a contribution from the Company.

Accuride encourages its employees to be actively involved in the civic affairs of the communities in which they live.  When speaking on public issues, however, employees should do so only as individual citizens of the community, and must be careful not to create the impression that they are acting on behalf of or representing the views of Accuride.  The only exception to this is employees who have appropriate authorization to speak on behalf of the Company.

POLICY ON COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT

Introduction

It is the policy of Accuride to conduct operations and activities outside the United States in complete compliance with the letter and spirit of the Foreign Corrupt Practices Act (FCPA).  No Company officer, employee, or agent shall offer payments to a foreign official to induce that official to affect any government act or decision in a manner that will assist the Company or any of its subsidiaries or divisions to obtain or retain business.  Furthermore, every officer, employee, and agent is obligated by Company policy and federal law to keep books, records, and accounts that accurately and fairly reflect all transactions and disposition of Company assets.

The Statutory Framework

The FCPA prohibits payments to foreign officials that are made or offered corruptly.  Corrupt payments for purposes of the act are payments intended to induce a foreign official to misuse his or her official position or to fail to perform an official function in a manner that will assist a company to obtain or retain business or otherwise benefit such company’s business.  Payments include gifts of substantial value, lavish entertainment, and loans.

Payments to attorneys, consultants, advisors, suppliers, and customers of the Company violate the FCPA if made while knowing that all or a portion of such payments will be offered, given, or promised to foreign officials for any of the prohibited purposes stated above.  A person’s state of mind is knowing when that person is aware of or has a firm belief that a prohibited transaction is substantially certain to occur.  Thus, mere negligence or foolishness is insufficient to form a basis for liability.  Liability cannot be avoided, however, by willful disregard or deliberate ignorance of the facts.  Large fees paid to a foreign consultant for efforts to persuade foreign government officials to take actions favorable to the Company’s future business operations are likely to raise questions where it is common knowledge that officials of that government typically expect payments before taking favorable action, even if the fees are mutually understood to be for the exclusive benefit of the consultant or agent.

There is an exclusion from coverage under the FCPA for so-called grease or facilitating payments, which are payments to expedite or secure the performance of routine government actions.  Such actions include obtaining permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pickup and delivery; loading and unloading cargo; and actions of a similar nature.

COMPLIANCE WITH OUR CODE OF CONDUCT

The Ethics Committee has been created by the Board of Directors to implement and supervise the compliance program at all levels of the Corporation.  Specifically, the Ethics Committee has overall responsibility for approving and modifying the Code of Conduct, establishing training programs designed to educate all employees about the Code of Conduct, providing legal guidance regarding the meaning and application of the Code of Conduct, monitoring compliance with the Code of Conduct, reporting known violations of law to appropriate governmental authorities, and providing periodic reports to the Board of Directors on the effectiveness of the Code of Conduct.

The Ethics Committee has appointed Ethics Officers at each of our operating facilities.  These Ethics Officers will serve as front-line sources for Code of Conduct information, including answering questions about the meaning and application of the Code of Conduct; receiving reports, complaints or allegations concerning possible Code of Conduct violations; and generally serving as informational resources for employees in matters dealing with business ethics and conduct.  Additionally, each Ethics Officer will be responsible for educating and training all current and new employees on the meaning and application of the Code of Conduct.  The Ethics Officers will report directly to the Ethics Committee.

Finally, to the extent an employee feels uncomfortable consulting initially with his or her supervisor, an on-site Ethics Officer, or an Ethics Committee member concerning the meaning or application of the Code of Conduct or an actual or suspected Code violation, employees are encouraged to use a newly-established ethics website at www.mysafeworkplace.com.

It is the responsibility of every employee to report any actual or suspected violation of the Code of Conduct to his or her supervisor, an on-site Ethics Officer, the Ethics Committee, or to the Company’s Sr. Vice President and General Counsel.  Reports may be made by telephone, in writing, through the website, or through any other method acceptable to the employee, and may be made anonymously.  All reports of possible ethics violations will be recorded on an Ethics Committee Report (“ECR”) form.

Violations of federal, state, or local law violate this Code of Conduct and can expose you and the Company to criminal and civil prosecution.  Violation of this Code may result in disciplinary action, including suspension, demotion, or termination of employment.  The Company also may pursue civil remedies and/or refer criminal misconduct to appropriate prosecutorial authorities.

POLICY AGAINST RETALIATION

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations.  Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

WAIVERS OF THE CODE

Waivers of this Code for employees may be made only by an executive officer of the Company.  Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the New York Stock Exchange.

GENERAL DIRECTIONS

All salaried and certain other designated employees must read, understand and implement the Accuride Corporation Code of Conduct.  In doing so, every employee has the responsibility to recognize, and to avoid or prevent situations that may cause possible violations of this Code.  If, after reviewing the information in the Code, an employee has questions about its content or about matters pertaining specifically to his or her area of responsibility, the employee should consult with his or her supervisor, the on-site Ethics Officer or a member of the Ethics Committee.

This Code of Conduct, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

ACCURIDE CORPORATION

Ethics Committee Report (ECR)

Instructions to Employee

1.             Fill out only the Circumstances of Suspected Violation section.

2.             If you are unsure of specifics, estimate or leave the space blank.

3.             Do not identify yourself or anyone else as the person making this report.  You may list yourself and others in the appropriate section as a person who may have relevant information.

4.             Do not fill out any other section.  The remaining sections will be completed by the Company representatives who receive and act on your report.

5.             You may leave your report with any Company manager, supervisor, Ethics Officer, or mail it to:

Jackie Askins, Senior Ethics Officer

Accuride Corporation

P. O. Box 15600

Evansville, IN  47716

6.             You may confirm that your report was received by the appropriate Company authorities by calling the Senior Ethics Officer anonymously at (812) 962-5012 and asking if the report has been logged in.

CIRCUMSTANCES OF SUSPECTED VIOLATION

Briefly describe suspected violation (what happened?)

When did it happen?                                            Where?

Person(s) suspected of involvement:

Person(s) who may have relevant information:

RECEIPT OF INFORMATION BY COMPANY

Person Receiving ECR:                                                                                                      Phone:

Date & Time Received:                                                                               Where Received:

Received:       In Person         By Mail         Help Line       Other Phone         Otherwise

Level I Violation: No Investigation Required.  Receiving Officer:

Date Received by Ethics Committee:                    Logged Into Case Management:

DISPOSITION

Date Investigation Completed:                                     By:

Findings:             Sustained            Unfounded            Exonerated            Inconclusive

Corrective Actions Taken:

CERTIFICATION

An Employee Certification Form is included with this summary.  Every employee is asked to review, sign, and forward the completed form to his or her Human Resources Department for placement in the employee’s personnel file.  Periodically, employees may be required to reaffirm their understanding of the Code of Conduct, in the same manner.

The contents of this document DO NOT CONSTITUTE THE TERMS OF A CONTRACT OF EMPLOYMENT.  This document should not be construed as a guarantee of continued employment.  Rather, employment with the Company is on an “at will” basis.  This means that the employment relationship may be terminated at any time by either the employee or the Company for any reason not expressly prohibited by law.

CODE OF CONDUCT

EMPLOYEE CERTIFICATION FORM

This will confirm that I have received, recently read, and understand the Accuride Corporation Code of Conduct, which includes the following:

•      Policy on Antitrust Compliance

•      Policy on Freedom from Discrimination, Harassment, and Other Abusive Situations

•      Policy on Environment, Health and Safety

•      Policy on Freedom from Conflicting Interests

•      Policy to Conduct Business Legally and Ethically and to Maintain Accurate and Meaningful Financial Records

•      Policy on Insider Trading

•      Policy on the Protection and Use of Company Assets

•      Policy on Political Contributions and Public Service

•      Policy on Foreign Corrupt Practices Act

I acknowledge that I am responsible for understanding, complying with and implementing these policies as they apply to my position and area of accountability.  I accept this responsibility as a condition of my continuing employment.

To the best of my knowledge, I have been and currently am in compliance with these policies, except as noted below or as has already been properly reported to Accuride representatives.

(Use the space below and the back of this sheet to describe any existing circumstances that may conflict with the Code of Conduct.  Please include as much detail as possible.)

Name (Print)

Signature

Title

Location

Date

Please forward the completed form to your location’s Human Resources Department.